Exhibit 9.01(b)(1)

THEMAVEN, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented below is based on, and should be read in conjunction with (1) TheMaven, Inc. (the “Company”) historical consolidated financial statements, and the related notes thereto, included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, (2) Say Media, Inc. (“Say Media”) historical financial statements, and the related notes thereto, included in this Form 8-K/A, and (3) HubPages, Inc. (“HubPages”) historical financial statements, and related notes thereto, included in Form 8-K/A report dated August 23, 2018 filed on January 27, 2020 with the SEC.

The unaudited pro forma condensed combined balance sheet of the Company assumes that the acquisition of Say Media occurred on September 30, 2018 and combines the historical balance sheets of the Company and Say Media as of September 30, 2018. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and for the nine months ended September 30, 2018 assume that the acquisition of Say Media and HubPages occurred on January 1, 2017 and combines the historical results of operations of the Company, Say Media, and HubPages for the year ended December 31, 2017 and the nine months ended September 30, 2018.

The unaudited pro forma condensed combined financial information presented herein is derived from, and should be read in conjunction with: (1) the consolidated financial statements of the Company for the year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on May 5, 2018 with the SEC; (2) the unaudited condensed consolidated financial statements of the Company for the nine months ended September 30, 2018 and 2017 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed on May 18, 2020 with the SEC; (3) the audited financial statements of Say Media as of and for the two years ended December 31, 2017 and 2016 included herein; (4) the unaudited condensed financial statements of Say Media for the nine months ended September 30, 2018 and 2017 included herein; (5) the audited financial statements of HubPages as of and for the two years ended December 31, 2017 and 2016 included in Form 8-K/A report dated August 23, 2018 filed on January 27, 2020 with the SEC; and (6) the unaudited condensed financial statements of HubPages for the six months ended June 30, 2018 and 2017 included in Form 8-K/A report dated August 23, 2018 filed on January 27, 2020 with the SEC.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs that may result from the integration of Say Media or HubPages. Although the Company believes that certain cost savings may result from the acquisitions, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma condensed combined financial statements are based on estimates and assumptions, are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized if the acquisitions had been completed as of the dates indicated.

1

THEMAVEN, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2018

	TheMaven, Inc. and Subsidiaries	Say Media, Inc. and Subsidiaries	Pro Forma Adjustments and Eliminations				Pro Forma Combined
	(Historical)	(Historical)	Debit		Credit		Companies
Assets
Current assets:
Cash	$1,862,012	$95,296	$12,061,336	(1)	$7,008,899	(5)	$7,009,745
Restricted cash	-	120,693					120,693
Accounts receivable	1,577,926	2,830,068			186,248	(5)	4,137,459
					84,287	(6)
Deferred contract fulfillment costs	19,338	-					19,338
Prepaid expenses and other current assets	352,572	376,480					729,052
Total current assets	3,811,848	3,422,537					12,016,287
Promissory notes receivable	2,528,498	-	41,638	(2)	2,528,498	(5)	41,638
Property and equipment, net	64,588	12,916					77,504
Platform development, net	4,530,996	1,623,442			1,623,442	(4)	4,530,996
Intangible assets, net	6,881,058	-	8,970,000	(7)			15,851,058
Goodwill	1,857,663	14,517,219			7,441,034	(7)	8,933,848
Investment in subsidiary	-	-	1,623,442	(4)	12,442,961	(6)	-
			11,806,669	(5)	1,528,966	(7)
			541,816	(3)
Other assets	-	67,510					67,510
Total assets	$19,674,651	$19,643,624					$41,518,841
Liabilities, mezzanine equity and stockholders’ (deficiency) equity
Current liabilities:
Accounts payable	$684,158	$4,970,348	84,287	(5)			$5,124,284
			186,248	(6)
			259,687	(6)
Accrued expenses	1,028,172	1,593,581	325,000	(6)			2,296,753
Accrued compensation	-	763,559	475,027	(6)			288,532
Income tax payable	-	123,926					123,926
Deferred rent	-	29,500					29,500
Lease deposit from subtenant	-	548,434	548,364	(6)			70
Promissory notes payable	-	3,695,054	3,695,054	(6)			-
Current portion of loans payable to related parties	-	7,037,868	7,037,868	(6)			-
Current portion of long-term debt	-	1,057,840					1,057,840
Liquidating damages payable	2,667,798	-			785,490	(8)	3,453,288
Contract liability and deferred revenue	42,974	122,734					165,708
Derivative liabilities	1,313,321	-			6,224,725	(8)	7,538,046
Officer promissory notes, including accrued interest of $6,853	966,389	-					966,389
12% convertible debentures	-	-	5,842,000	(8)	12,235,000	(1)	6,393,000
Total current liabilities	6,702,812	19,942,844					27,437,336
Deferred rent, net of current portion	17,245	24,234					41,479
Deferred revenue, net of current portion	-	260,000					260,000
Noncompete agreement	-	-			242,310	(5)	242,310
Total liabilities	6,720,057	20,227,078					27,981,125
Mezzanine equity:
Series G redeemable and convertible preferred stock	168,496	-					168,496
Series H convertible preferred stock	18,045,496	-					18,045,496
Total mezzanine equity	18,213,992	-					18,213,992
Stockholders’ (deficiency) equity:
Convertible Series Alpha preferred stock	-	5,676	5,676	(3)			-
Common stock	334,030	14,843	14,843	(3)	55,000	(5)	389,030
Common stock to be issued	600	-					600
Additional paid-in capital	20,296,194	135,673,510	135,715,148	(3)	1,870,001	(5)	22,166,195
					41,638	(2)
Accumulated other comprehensive income	-	61,794	61,794	(3)			-
Accumulated deficit	(25,890,222)	(136,339,277)	173,664	(1)	136,339,277	(3)	(27,232,101)
			1,168,215	(8)
Total stockholders’ (deficiency) equity	(5,259,398)	(583,454)					(4,676,276)
Total liabilities, mezzanine equity and stockholders’ (deficiency) equity	$19,674,651	$19,643,624					$41,518,841

2

THEMAVEN, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2018

	TheMaven, Inc. and Subsidiaries	HubPages, Inc. (Pro Forma	Say Media, Inc. and Subsidiaries	Pro Forma Adjustments and Eliminations					Pro Forma Combined
	(Historical)	Note A)	(Historical)	Debit			Credit		Companies
Revenue	$1,460,958	$4,540,466	$9,340,245	$270,535	(22)	$			$15,071,134
Cost of revenue	3,922,594	2,623,785	5,729,280	1,201,500	(12)		1,288,760	(11)	12,891,490
				869,675	(13)		270,535	(22)
				24,170	(9)
				67,686	(10)
				12,095	(10)
Gross (loss) profit	(2,461,636)	1,916,681	3,610,965						2,179,644
Operating expenses:
Research and development	598,645	316,607	751,219	63,159	(9)				1,904,726
				175,096	(10)
General and administrative	7,998,609	1,126,874	6,753,290	69,752	(9)		401,018	(14)	16,057,852
				252,000	(12)
				34,583	(13)
				223,762	(10)
Total operating expenses	8,597,254	1,443,481	7,504,509						17,962,578
(Loss) profit from operations	(11,058,890)	473,200	(3,893,544)						(15,782,934)
Other(expense) income:
Change in valuation of derivative liabilities	263,531	-	-	184,767	(18)		570,998	(15)	649,762
Interest expense	(1,552,006)	-	(293,517)	3,526,523	(21)		384,002	(16)	(3,785,243)
							1,103,047	(17)
							99,754	(20)
Interest income	16,583	6,996	-						23,579
True-up termination fee	(1,344,648)	-	-						(1,344,648)
Gain on forgiveness of debt	-	-	-						-
Gain on settlement of accounts payable	-	-	76,518						76,518
Settlement of promissory notes receivable	(1,166,556)	-	-				1,166,556	(19)	-
Liquidated damages	(2,667,798)	-	-						(2,667,798)
Other expense, net	-	-	(6,895)						(6,895)
Total other (expense) income	(6,450,894)	6,996	(223,894)						(7,054,725)
Loss before income taxes	(17,509,784)	480,196	(4,117,438)						(22,837,659)
Benefit for income taxes	91,633	-	59,959	91,633	(24)				59,959
Net (loss) income	(17,418,151)	480,196	(4,057,479)						(22,777,700)
Deemed dividend on Series H convertible preferred stock	(18,045,496)	-	-				18,045,496	(23)	-
Net loss attributable to common shareholders	$(35,463,647)	$480,196	$(4,057,479)						$(22,777,700)
Net loss per common share - basic and diluted									$(0.69)
Weighted average number of common shares outstanding (Pro Forma Note B) - basic and diluted									32,932,056

3

THEMAVEN, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2017

	TheMaven, Inc. and Subsidiaries	HubPages Inc.	Say Media, Inc. and Subsidiaries		Pro Forma Adjustments and Eliminations					Pro Forma Combined
	(Historical)	(Historical)	(Historical)		Debit			Credit		Companies
Revenue	$76,995	$4,904,759	$12,608,398	$			$			$17,590,152
Cost of revenue	1,590,636	2,920,215	6,160,059		18,439	(25)		1,543,132	(27)	12,166,655
					51,631	(26)
					18,807	(26)
					1,602,000	(28)
					1,348,000	(29)
Gross (loss) profit	(1,513,641)	1,984,544	6,448,339							5,423,497
Operating expenses:
Research and development	114,873	617,307	2,755,819		84,443	(25)				3,841,598
					269,156	(26)
General and administrative	4,720,824	795,449	7,712,681		93,258	(25)				14,059,746
					347,934	(26)
					336,000	(28)
					53,600	(29)
Total operating expenses	4,835,697	1,412,756	10,468,500							17,901,344
(Loss) profit from operations	(6,349,338)	571,788	(4,020,161)							(12,477,847)
Other (expense) income:
Change in valuation of derivative liabilities	64,614	-	-							64,614
Interest expense	-	-	(1,212,331)		4,714,949	(31)		93,388	(30)	(5,833,892)
Interest income	411	4,175	-							4,586
Gain on forgiveness of debt	-	-	26,076,301							26,076,301
Gain on settlement of accounts payable	-	-	494,843							494,843
Other expense, net	-	-	(154,107)							(154,107)
Total other (expense) income	65,025	4,175	25,204,706							20,652,345
(Loss) income before income taxes	(6,284,313)	575,963	21,184,545							8,174,498
Benefit (provision) for income taxes	-	-	(355,063)							(355,063)
Net (loss) income	$(6,284,313)	$575,963	$(20,829,482)							7,819,435
Deemed dividend on Series H convertible preferred stock					18,045,496	(32)				(18,045,496)
Net loss attributable to common shareholders										$(10,226,061)
Net loss per common share - basic and diluted										$(0.49)
Weighted average number of common shares outstanding (Pro Forma Note I) - basic and diluted										20,849,067

4

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transactions

Merger of Say Media, Inc.

On December 12, 2018, TheMaven (the “Company”) consummated a merger with Say Media, Inc. and Subsidiaries (“Say Media”), as further described below.

On March 19, 2018, the Company entered into a non-binding letter of intent (the “Letter of Intent”) to acquire Say Media, a media and publishing technology company. Pursuant to the Letter of Intent, the Company loaned Say Media $1,000,000 under a secured promissory note dated March 26, 2018 payable on the six month anniversary of the earlier of (i) the termination of the Letter of Intent, or (ii) if Maven and Say Media should execute a definitive agreement (as defined in the Letter of Intent), the termination of the definitive agreement (such date, the “Maturity Date”). Under the secured promissory note, interest shall accrue at a rate of 5% per annum, with all accrued and unpaid interest payable on the Maturity Date, with prepayment permitted at any time without premium or penalty. In the event of default, interest would accrue at a rate of 10%.

Additional promissory notes were issued as follows: (1) on July 23, 2018, a secured promissory note in the principal amount of $250,000, with a Maturity Date and interest terms as outlined above; (2) on August 21, 2018, a senior secured promissory note in the principal amount of $322,363, due and payable on February 21, 2019, with interest terms as outlined above; (3) on November 30, 2018, a senior secured promissory note in the principal amount of $4,322,165 (as of September 30, 2018 the balance under such promissory note was $2,122,691), due and payable on or before the first business day following the earlier of (i) the consummation of the Closing, as defined under the Merger Agreements, as described below, and (ii) February 21, 2019, with interest terms as outlined above; totaling $3,695,054 in promissory notes as of September 30, 2018.

In connection with the consummation of the Closing on December 12, 2018, the Company settled the promissory notes by effectively forgiving certain advances under the promissory notes. On September 30, 2018, the Company reflected the settlement of certain advances under the promissory notes of $1,166,556 of the total balance outstanding of $3,695,054 at such date in the unaudited pro forma condensed combined statement of operations, with the remaining balance due under the promissory notes of $2,528,498 as an advance against the purchase price, as further described below.

On October 12, 2018, the Company, Say Media, a Delaware corporation, SM Acquisition Co., Inc. (“SMAC”), a Delaware corporation, which is a wholly-owned subsidiary of the Company incorporated on September 6, 2018 to facilitate a merger, and Matt Sanchez, solely in his capacity as a representative of the Say Media security holders, entered into an Agreement and Plan of Merger, which were amended October 17, 2018, (the “Merger Agreements”), pursuant to which SMAC will merge with and into Say Media, with Say Media continuing as the surviving corporation in the merger as a wholly-owned subsidiary of the Company (the “Merger”).

On December 12, 2018, the Company acquired all the outstanding shares of Say Media, for total consideration of $12,257,022, pursuant to the Merger Agreements. The results of operation of the acquired business and the estimated fair market values of the assets acquired and liabilities assumed have been included in the unaudited pro forma condensed combined financial statements as of the acquisition date (see Note 4). The Company acquired Say Media to enhance the user’s experience by increasing content. Say Media is a digital media company that enables brand advertisers to engage today’s social media consumer through rich advertising experiences across its network of web properties. Its corporate headquarters is located in San Francisco, California. Say Media operates in the United States and has subsidiaries located in the United Kingdom, Canada, and Australia.

Financing of Transactions

In contemplation of the Merger and financing of the transaction, the Company completed several financing transactions, as further described below.

5

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 18, 2018, the Company entered into a securities purchase agreement with two accredited investors, B. Riley and an affiliated entity of B. Riley, pursuant to which the Company issued to the investors 10% original issue discount senior secured convertible debentures (the “10% OID Convertible Debentures” or referred to as the 10% original issue discount debentures) in the aggregate principal amount of $3,500,000, which, after taking into account the 5% original issue discount, and legal fees and expenses of the investors, resulted in the Company receiving net proceeds of $3,285,000. The Company issued warrants to the investors to purchase up to 875,000 shares of the Company’s common stock in connection with this securities purchase agreement. The debentures were due and payable on October 31, 2019. Interest accrued on the debentures at the rate of 10% per annum, payable on the earlier of conversion, redemption or October 31, 2019.

The debentures were convertible into shares of the Company’s common stock at the option of the investor at any time prior to October 31, 2019, at a conversion price of $1.00 per share, subject to adjustment for stock splits, stock dividends and similar transactions, and were subject to certain redemption rights by the Company. On December 12, 2018, there was a roll-over of the 10% OID Convertible Debentures into the 12% Convertible Debentures (as further described below).

On December 12, 2018, the Company entered into a securities purchase agreement with three accredited investors, pursuant to which the Company issued to the investors 12% senior secured subordinated convertible debentures (the “12% Convertible Debentures” or as referred to as the 12% convertible debentures) in the aggregate principal amount of $13,091,528, which includes (i) the roll-over of an aggregate of $3,551,528 in principal and interest of the 10% OID Convertible Debentures issued to two of the investors on October 18, 2018, and (ii) a placement fee, payable in cash, of $540,000 to the Company’s placement agent, B. Riley FBR, in the offering. After taking into account legal fees and expenses of the investors, the Company received net proceeds of $8,950,000. The 12% Convertible Debentures are due and payable on December 31, 2020. Interest accrues at the rate of 12% per annum, payable on the earlier of conversion or December 31, 2020. The Company’s obligations under the 12% Convertible Debentures are secured by a security agreement, dated as of October 18, 2018, by and among the Company and each investor thereto.

Subject to the Company receiving shareholder approval to increase its authorized shares of common stock, principal and interest accrued on the 12% Convertible Debentures are convertible into shares of common stock, at the option of the investor at any time prior to December 31, 2020, at a conversion price of $0.33 per share, subject to adjustment for stock splits, stock dividends and similar transactions, and beneficial ownership blocker provisions. If the Company does not perform certain of its obligations in a timely manner, it must pay liquidating damages (as further described below) to the investors.

As long as any portion of the 12% Convertible Debentures remain outstanding, unless investors holding at least 51% in principal amount of the then outstanding 12% Convertible Debentures otherwise agree, the Company shall not, among other things enter into, incur, assume or guarantee any indebtedness, except for certain permitted indebtedness.

Pursuant to the registration rights agreements entered into in connection with the securities purchase agreements, the Company agreed to register the shares issuable upon conversion of the 12% Convertible Debentures for resale by the investors. The Company committed to file the registration statement the later of (i) the 30th calendar day following the date the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 with the SEC, but in no event later than May 15, 2019, and (ii) the 30th calendar day after all the Series H Preferred Stock have been registered pursuant to a registration statement under a certain registration rights agreement, dated as of August 9, 2018. The registration rights agreements provide for registration rights damages (presented as liquidating damages payable in the unaudited pro forma condensed combined balance sheet) upon the occurrence of certain events up to a maximum amount of 6% of the aggregate amount invested.

The securities purchase agreements also included a provision that requires the Company to maintain its periodic filings with the SEC in order to satisfy the public information requirements under Rule 144(c) of the Securities Act. If the Company fails for any reason to satisfy the current public information requirement, then the Company will be obligated to pay public information failure damages (presented as liquidating damages payable in the unaudited pro forma condensed combined balance sheet) to each holder, consisting of a cash payment equal to 1% of the amount invested as partial liquidated damages, up to a maximum of six months, subject to interest at the rate of 1% per month until paid in full.

6

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Obligations with respect to registration rights damages and public information failure damages (collectively referred to as the liquidating damages) accounted for as contingent obligations when it is deemed probable the obligations would not be satisfied at the time a financing is completed, and are subsequently reviewed at each quarter-end reporting date thereafter. When such quarterly review indicates that it is probable that the liquidating damages will be incurred, the Company records an estimate of each such obligation at the balance sheet date based on the amount due of such obligation.

2.	Basis of Presentation

The Company uses the acquisition method of accounting which is based on Accounting Standards Codification, Business Combinations (Topic 805), prepared in conformity with accounting principles generally accepted in the United States of America, and uses the fair value concepts which requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The Maven is the accounting acquirer and Say Media merged with the Maven. The condensed consolidated financial statements of the Maven for the period prior to the Merger are considered to be the historical financial statements of the Company.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

3.	Accounting Policies

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies as the Company is not aware of any differences that would have a material impact on the condensed combined financial statements.

4.	Purchase Price Consideration and Preliminary Purchase Price Allocation

In connection with the consummation of the Merger, total cash consideration of $9,537,397 was paid (net of cash acquired of $534,637), including the following: (1) $6,703,653 to a creditor of Say Media; (2) $250,000 transaction bonus to a designated employee of Say Media; (3) $2,078,498 advanced prior to September 30, 2018 for certain execution payments in connection with the acquisition (advance against purchase price); and (4) $505,246 for legal fees ($450,000 was advanced for acquisition related legal fees of Say Media paid on August 27, 2018 (advance against purchase price) and additional cash consideration of $55,246 was paid at the Closing for acquisition related legal fees incurred). Furthermore, under the terms of the Merger Agreements, the Company agreed to issue shares of its common stock (total common shares to be issued of 5,500,002 at the common stock trading price at the acquisition date of $0.35) to the former holders of Say Media’s Preferred Stock. The Company also issued a total of 2,000,000 restricted stock awards, subsequent to the acquisition, to acquire common stock of the Company to key personnel for continuing services with Say Media, subject to vesting, and repurchase rights under certain circumstances. The shares issued are for post combination services. The composition of the preliminary purchase price is as follows:

Cash	$9,537,397
Issued shares of common stock	1,636,251
Indemnity shares of common stock	288,750
Net settlement of preexisting relationship	552,314
Noncompete agreement	242,310
Total purchase consideration	$12,257,022

The Company incurred $479,289 in transaction costs related to the acquisition, which primarily consisted of banking, legal, accounting and valuation-related expenses. The acquisition related expenses were recorded in general and administrative expense in the unaudited pro form condensed combined statement of operations.

7

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The preliminary purchase price allocation resulted in the following amounts being allocated to the assets acquired and liabilities assumed at the Closing date of the acquisition based upon their respective fair values as summarized below:

Cash	$534,637
Accounts receivable and unbilled receivables	4,754,903
Prepaid expenses	172,648
Note receivable	41,638
Fixed assets	11,392
Other assets	65,333
Developed technology	8,010,000
Tradename	480,000
Noncompete	480,000
Goodwill	5,466,624
Accounts payable	(3,618,112)
Accrued expenses	(1,601,197)
Deferred revenue	(513,336)
Other liabilities	(2,027,508)
Net assets acquired	$12,257,022

The fair value of the intangible assets were determined as follows: developed technology was determined under the income approach; tradename was determined by employing the relief from royalty approach; and noncompete was determined under the with and without approach. The weighted-average useful life for the intangible assets is four and three quarter years (4.75 years).

The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents goodwill from the acquisition. Goodwill is recorded as a non-current asset that is not amortized but is subject to an annual review for impairment. The Company believes the factors that contributed to goodwill include the acquisition of a talented workforce that expands the Company’s expertise and synergies that are specific to the Company’s consolidated business and not available to market participants. No portion of the goodwill will be deductible for tax purposes.

5.	Pro Forma Adjustments and Eliminations

Adjustments and Eliminations As of September 30, 2018

(1)	To record proceeds of convertible instruments for 10% original issue discount debentures on October 15, 2018 and 12% convertible debentures on December 12, 2018 used for Merger of Say Media:

Assumed sources of cash
Proceeds from 10% original issue discount debentures	$3,325,000
Proceeds from 12% convertible debentures	9,540,000
Total assumed sources of cash	12,865,000
Assumed uses of cash:
Legal fees associated with 10% original issue discount debenture	(40,000)
Placement fee associated with 12% convertible debenture	(540,000)
Legal fees associated with 12% convertible debenture	(50,000)
Total assumed uses of cash	(630,000)
Net cash proceeds from issuance of 10% original issue discount debentures and 12% convertible debentures	12,235,000
Assumed uses of net cash proceeds:
Acquisition costs (charged to accumulated deficit)	(173,664)
Net cash proceeds	$12,061,336

8

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(2)	To reflect reclass of officer receivable for Say Media of $41,638 based on its fair value in connection with the Merger.

(3)	To record the elimination of the Say Media historical equity in connection with the Merger.

(4)	To record the elimination of Say Media historical platform development prior to the Merger.

(5)	To record investment in Say Media on the books of TheMaven as of December 12, 2018 as follows:

Cash paid at closing:
Payment to creditor	$6,703,653
Transaction bonus to designated employee	250,000
Legal fees of Say Media	55,246
Total cash paid at closing	7,008,899
Advance against the purchase price:
Execution payments	2,078,498
Legal fees of Say Media	450,000
Total advance against the purchase price	2,528,498
Total cash purchase price	$9,537,397

Cash purchase price	$9,537,397
Issued shares of common stock	1,636,251
Indemnity shares of common stock	288,750
Net settlement of preexisting relationship at December 12, 2018	552,314
Noncompete agreement	242,310
Total purchase price	12,257,022
Less change in settlement of preexisting relationship at September 30, 2018 to December 12, 2018	(450,353)
Total purchase price at September 30, 2018	$11,806,669

Reconciliation of preexisting relationship of the Maven:
Net settlement of preexisting relationship at December 12, 2018	$552,314
Less change in settlement of preexisting relationship for September 30, 2018 to December 12, 2018	(450,353)
Net settlement of preexisting relationship at September 30, 2018	$101,961
Reconciliation of preexisting relationship at September 30, 2018:
Settlement of preexisting relationship of accounts payable	$(84,287)
Settlement of preexisting relationship of accounts receivable	186,248
Net settlement of preexisting relationship at September 30, 2018	$101,961

(6)	To eliminate settlement of preexisting relationship and liabilities of Say Media as of September 30, 2018:

Settlement of preexisting relationship of accounts receivable	$(84,287)
Settlement of preexisting relationship of accounts payable	186,248
Accounts payable	259,687
Accrued expenses	325,000
Accrued compensation	475,027
Lease deposit from subtenant	548,364
Promissory note payable	3,695,054
Current portion of loans payable to related parties	7,037,868
Total	$12,442,961

9

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(7)

To record allocated value of assets acquired in connection with the Merger of Say Media (goodwill of $7,076,185 is estimated had the Merger occurred at September 30, 2018 after elimination of historical goodwill of $14,517,219):

Cash	$95,296
Restricted cash	120,693
Accounts receivable	2,745,781
Prepaid expenses and other current assets	376,480
Promissory note receivable	41,638
Property and equipment, net	12,916
Developed technology	8,010,000
Tradename	480,000
Noncompete	480,000
Goodwill	7,076,185
Other long term asset	67,510
Less liabilities assumed	(7,699,830)
Total purchase price at September 30, 2018	$11,806,669

(8)

To reflect the following related to the derivative liabilities: (1) the warrant liability of $382,725, recorded as a debt discount in connection with the issuance of the 10% original issue discount debentures issued on October 18, 2018; and (2) the fair value of the embedded derivative of $5,842,000, recorded as a debt discount in connection with the 12% convertible debentures issued on December 12, 2018, totaling $6,224,725. To reflect the liquidating damages of $785,490 relating the registrations rights damages and public information failure damages in connection with the 12% convertible debentures issued on December 12, 2018.

Adjustments and Eliminations Nine Months Ended September 30, 2018

(9)	To record stock-based compensation relating to the vesting of 2,000,000 restricted stock awards issued to Say Media employees in connection with the Merger of Say Media. (See Pro Forma Note E).

	Total	Capitalized Website	Charged to Operations
	Restricted Stock Awards	Development Cost	Research and Development	General and Administrative
Allocation of shares issued	2,000,000	475,000	725,000	800,000
Vesting period, in days		1,096	1,096	1,096
Number of shares vesting per day		433	661	730
Number of vesting days in period presented		273	273	273
Vesting of assumed number of shares on a straight-line basis to calculate the stock-based compensation expense during the period presented		118,209	180,453	199,290
Number of shares assumed vested as of January 1, 2018	666,667
Number of shares assumed vested during the period presented	500,000
Number of shares assumed vested as of September 30, 2018	1,166,667	118,209	180,453	199,290
Fair value per share	$0.35	$0.35	$0.35	$0.35
Pro forma charges:		41,373	$63,159	$69,752
Amortization periods, in months		36
Monthly amortization		$1,149
Number of months in period		9
Pro forma amortization for the period presented:
For amount capitalized during the nine months ended September 30, 2018		10,341
For amount capitalized during the year ended December 31, 2017		13,829
Adjusted total proforma		$24,170

10

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(10)	To reflect additional stock-based compensation relating to the vesting of 2,399,997 restricted stock awards issued to HubPages employees in connection with the HubPages merger on August 23, 2018. (See Pro Forma Note E).

Cost of revenues (amortization of amounts capitalized)	$67,686
Cost of revenues (charged to operations)	12,095
Research and development (charged to operations)	175,096
General and administrative (charged to operations)	223,762
Total	$478,639

(11)	To eliminate historical amortization of website development costs charged to costs of revenue of $1,288,760; consisting of costs reflected on Say Media of $1,063,418 and costs reflected on HubPages of $225,342.

(12)

To record amortization costs in connection with the Merger of Say Media related to the acquired intangible assets of $1,453,500 as reflected in the table below; reflected within cost of revenues of $1,201,500 related to the website development, and reflected within general and administrative cost of $252,000, related to the acquired tradename and noncompete agreement.

	Tradename	Website Development Costs	Noncompete Agreement
Costs to be amortized	$480,000	$8,010,000	$480,000
Amortization period, in months	60	60	24
Monthly amortization	$8,000	$133,500	$20,000
Number of months in period	9	9	9
Amortization costs	$72,000	$1,201,500	$180,000

(13)	To record amortization costs of $904,258 in connection with the HubPages merger related to the acquired intangible assets; consisting of cost of revenues of $869,675 related to website development, and general and administrative cost of $34,583, related to the acquired tradename.

(14)	To eliminate acquisition cost of $401,018; consisting of costs for Say Media of $305,625 and costs for HubPages of $95,393.

(15)	To eliminate change in valuation of derivative liabilities of $570,998 relating to the 10% convertible debentures embedded derivatives.

(16)	To eliminate interest expense of $384,002 related to the 10% convertible debentures; consisting of accrued interest of $69,920, amortization of debt discounts of $64,452, and extinguishment of debt of $249,630 relating to conversion of the debentures into Series H preferred stock.

11

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(17)	To eliminate interest expense of $1,103,047 related to the 8% promissory notes; consisting of original issue discount of $44,133, accrued interest of $20,986, amortization of debt discounts of $315,309, and extinguishment of debt of $722,619 relating to the mandatory payoff of the notes.

(18)	To eliminate the change in valuation of derivative liabilities of $184,767; consisting of 8% promissory note embedded derivative of $129,741 and L2 warrants of $55,026.

(19)	To eliminate the loss on settlement of promissory notes receivable of $1,166,556 that were settled by the Maven in connection with the Merger of Say Media.

(20)	To eliminate interest expense of $99,754 related to certain liabilities that were paid in connection with Merger of Say Media.

(21)	To record interest expense of $3,526,523 related to the 12% convertible debentures issued on December 12, 2018; consisting of $1,170,715 for accrued interest and $2,355,808 for amortization of the debt discount.

(22)	To eliminate intercompany revenue and cost of revenue transactions of $270,535 between Say Media and the Maven and its subsidiaries.

(23)	To eliminate the deemed dividend on Series H convertible preferred stock that was recorded as a beneficial conversion feature of $18,045,496 related to the HubPages merger for the underlying common shares since the nondetachable conversion feature was in-the-money (the conversion price of $0.33 was lower than the Company’s common stock trading price of $0.86) at the issuance date.

(24)	To eliminate the deferred tax benefit of $91,633 related to recognition of a discrete tax benefit from a partial release of the valuation allowance in connection with the HubPages merger.

Pro Forma Notes Nine Months Ended September 30, 2018

A	HubPages pro forma financial statements (unaudited) for the period ended August 23, 2018:

	Historical Financial Statements for the Six Months Ended June 30, 2018	Pro Forma Adjustments from July 1, 2018 to August 23, 2018	Pro Forma Financial Statements for the Period Ended August 23, 2018
Revenue	$3,448,229	$1,092,237	$4,540,466
Operating expenses:
Cost of revenue	2,026,440	597,345	2,623,785
Research and development	172,885	143,722	316,607
General and administrative	755,697	371,177	1,126,874
Total operating expenses	2,955,022	1,112,244	4,067,266
Operating income (loss)	493,207	(20,007)	473,200
Interest income	4,649	2,347	6,996
Net income (loss)	$497,856	$(17,660)	$480,196

12

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

B	The calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in conjunction with the mergers have been outstanding for the entire period. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

		Number of Shares
Actual weighted number of common shares outstanding		25,382,551
Pro forma shares to be issued:
Weighted average of common shares issued in connection with the Merger of Say Media:
Common shares issued pursuant to the Merger agreement with Say Media		4,675,002
Common shares issued pursuant to the Merger agreement with Say Media subject to indemnification		825,000
Weighted average vested shares issued to Say Media employees:
Shares vesting during the year ended December 31, 2017 (statement of operations pro forma entry (1) for the year ended December 31, 2017)		666,667
Shares vesting during the nine months ended September 30, 2018 (statement of operations pro forma entry (1) for the nine months ended September 30, 2018)	500,000
Weighted average shares vesting during the nine months ended September 30, 2018		375,000
Weighted average vested shares issued to HubPages employees:
Additional shares vesting during the year ended December 31, 2017 (statement of operations pro forma entry (2) for the year ended December 31, 2017)		525,599
Shares vesting during the nine months ended September 30, 2018 (statement of operations pro forma entry (2) for the nine months ended September 30, 2018)	642,983
Weighted average shares vesting during the nine months ended September 30, 2018		482,237
Pro forma weighted average number of common shares outstanding - basic and diluted		32,932,056

C	The 10% original issue discount debentures net proceeds of $3,325,000 was received on October 18, 2018 for the primary purpose of funding the Merger with Say Media. The 10% original issue discount debentures were subsequently converted into the 12% convertible debentures. The 12% convertible debentures net proceeds of $9,540,000 was received on December 12, 2018 for the primary purpose of funding the cash balance due at closing of the Merger with Say Media. Since the full amount of the 12% convertible debentures is reflected in the above pro forma statement of operations, the 10% original issue discount debentures were not included in the above pro forma statement of operations.

D

The fair value of the warrant liability of $382,725 recorded in connection with the 10% original issue discount debentures, as determined by using the Black-Scholes pricing model as of October 18, 2018, is deemed to be the same as of January 1, 2017, December 31, 2017 and September 30, 2018 for purposes of calculating charge to operations for the change in fair value. The fair value of the embedded derivative liability of $5,842,000 on the 12% convertible debentures, as determined by an independent appraisal as of December 12, 2018, is deemed to be the same as of January 1, 2017, December 31, 2017 and September 30, 2018 for purposes of calculating charge to operations for the change in fair value.

13

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

E	The fair value of the Say Media restricted stock awards was determined based on the fair value of the Company’s common stock based on its trading value at the grant date, are deemed to be the same as of January 1, 2017, December 31, 2017 and September 30, 2018 for purposes of calculating the stock-based compensation expense. The shares vest one-third on the first anniversary date of issuance (January 1, 2017 was used for purpose of determining the issuance date) and then over twenty-four 924) equal monthly installments after the first anniversary date.

F	The fair value of the HubPages restricted stock awards, as determined by an independent appraisal of August 23, 2018, are deemed to be the same as of January 1, 2017, December 31, 2017 and September 30, 2018 for purposes of calculating the stock-based compensation expense.

Adjustments and Eliminations Year Ended December 31, 2018

(25)	To record stock-based compensation relating to the vesting of 2,000,000 restricted stock awards issued to Say Media employees in connection with the Merger of Say Media. See Pro Forma Note F.

		Capitalized	Charged to Operations
	Total Restricted Stock Awards	Website Development Cost	Research and Development	General and Administrative
Allocation of shares issued	2,000,000	475,000	725,000	800,000
Vesting period, in days		1,096	1,096	1,096
Number of shares vesting per day		433	661	730
Number of vesting days in period presented		365	365	365
Vesting of assumed number of shares on a straight-line basis to calculate the stock-based compensation expense during the period presented		158,045	241,265	266,450
Number of shares assumed vesting during the period presented	-
Fair value per share	$0.35	$0.35	$0.35	$0.35
Pro forma charges:		$55,316	$84,443	$93,258
Amortization periods, in months		36
Monthly amortization		$1,537
Number of months in period		12
Pro forma amortization for the period presented:
For amount capitalized during the year ended December 31, 2017		$18,439

14

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(26)	To reflect additional stock-based compensation relating to the vesting of 2,399,997 restricted stock awards issued to HubPages employees in connection with the HubPages merger on August 23, 2018. See Pro Forma Note G.

Cost of revenues (amortization of amounts capitalized)	$51,631
Cost of revenues (charged to operations)	18,807
Research and development (charged to operations)	269,156
General and administrative (charged to operations)	347,934
Total	$687,528

(27)	To eliminate historical amortization of website development costs charged to costs of revenue of $1,543,132; consisting of costs reflected on Say Media of $1,139,796 and costs reflected on HubPages of $403,336.

(28)

To record amortization costs of $1,938,000 in connection with the Merger of Say Media related to the acquired intangible assets as reflected in the table below; reflected within cost of revenues of $1,602,000 related to the website development, and reflected within general and administrative cost of $336,000, related to the acquired tradename and noncompete agreement.

	Tradename	Website Development Costs	Noncompete Agreement
Costs to be amortized	$480,000	$8,010,000	$480,000
Amortization period, in months	60	60	24
Monthly amortization	$8,000	$133,500	$20,000
Number of months in period	12	12	12
Amortization costs	$96,000	$1,602,000	$240,000

(29)	To record amortization costs of $1,401,600 in connection with the HubPages merger related to the acquired intangible assets; consisting of cost of revenues of $1,348,000 related to website development, and general and administrative cost of $53,600, related to the acquired tradename.

(30)	To eliminate interest expense of $93,388 related to certain liabilities that were paid in connection with Merger of Say Media.

(31)	To record interest expense of $4,714,949 related to the 12% convertible debentures issued on December 12, 2018; consisting of $1,565,242 for accrued interest and $3,149,707 for amortization of the debt discount.

(32)	To record the deemed dividend on Series H convertible preferred stock that was recorded as a beneficial conversion feature of $18,045,496 related to the HubPages merger for the underlying common shares since the nondetachable conversion feature was in-the-money (the conversion price of $0.33 was lower than the Company’s common stock trading price of $0.86) at the issuance date. See Pro Form Note B.

Pro Forma Notes for the Year ended December 31, 2017

G	The closing of the transaction for the Merger with Say Media and the related closing of the 12% convertible debentures, resulted in (1) an aggregate charge to operations of $546,083 based on the extinguishment of the 10% original issue discount debentures that were converted into the 12% convertible debentures, and (2) recognition of liquidating damages $78,546 for the registration rights damages and public information failure. In addition, the closing of the transaction for the Merger with Say Media and related promissory note payable of $3,695,054 resulted in a gain on forgiveness of debt upon consummation of the Merger. These one-time charges have not been reflected in the accompanying pro forma statement of operations as it was determined to be a material nonrecurring charge that is not expected to have a continuing impact.

15

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

H	The closing of the transaction for the HubPages merger and the related closing of the Series H convertible preferred stock financing, resulted in (1) an aggregate charge to operations of $955,000 related to the repayment of the 10% senior convertible debenture, (2) a deemed dividend of $18,045,496 upon issuance of the Series H convertible preferred stock allocated to net loss attributable to common shareholders, (3) an aggregate charge to operations of $1,103,047 related to the mandatory repayment of the 8% promissory notes from the Series H convertible preferred stock financing, and (4) a deferred tax benefit of $91,633 related to the acquisition of HubPages. These one-time charges have been eliminated in the accompanying pro forma statements of operations as they were determined to be material nonrecurring charges that are not expected to have a continuing impact.

I	The calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in conjunction with the mergers have been outstanding for the entire period. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

		Number of Shares
Actual weighted number of common shares outstanding		14,919,232
Pro forma shares to be issued:
Weighted average of common shares issued in connection with the Merger of Say Media:
Common shares issued pursuant to the Merger agreement with Say Media		4,675,002
Common shares issued pursuant to the Merger agreement with Say Media subject to indemnification		825,000
Weighted average vested shares issued to Say Media employees:
Shares vesting during the year ended December 31, 2017 (statement of operations pro forma entry (1) for the year ended December 31, 2017)	-
Weighted average vested shares issued to HubPages employees:		-
Shares vesting during the year ended December 31, 2017 (statement of operations pro forma entry (2) for the year ended December 31, 2017)	859,666
Weighted average shares vesting during the year ended December 31, 2017		429,833
Pro forma weighted average number of common shares outstanding - basic and diluted		20,849,067

J	The 10% original issue discount debentures net proceeds of $3,325,000 was received on October 18, 2018 for the primary purpose of funding the Merger with Say Media. The 10% original issue discount debentures were subsequently converted into the 12% convertible debentures. The 12% convertible debentures net proceeds of $9,540,000 was received on December 12, 2018 for the primary purpose of funding the cash balance due at closing of the Merger with Say Media. Since the full amount of the 12% convertible debentures is reflected in the above pro forma statement of operations, the 10% original issue discount debentures were not included in the above pro forma statement of operations.

K

The fair value of the warrant liability of $382,725 recorded in connection with the 10% original issue discount debentures, as determined by using the Black-Scholes pricing model as of October 18, 2018, is deemed to be the same as of January 1, 2017, December 31, 2017 and September 30, 2018 for purposes of calculating charge to operations for the change in fair value. The fair value of the embedded derivative liability of $5,842,000 on the 12% convertible debentures, as determined by an independent appraisal as of December 12, 2018, is deemed to be the same as of January 1, 2017, December 31, 2017 and September 30, 2018 for purposes of calculating charge to operations for the change in fair value.

L	The fair value of the Say Media restricted stock awards was determined based on the fair value of the Company’s common stock based on its trading value at the grant date, are deemed to be the same as of January 1, 2017, December 31, 2017 and September 30, 2018 for purposes of calculating the stock-based compensation expense. The shares vest one-third on the first anniversary date of issuance (January 1, 2017 was used for purpose of determining the issuance date) and then over twenty-four (24) equal monthly installments after the first anniversary date.

M	The fair value of the HubPages restricted stock awards, as determined by an independent appraisal of August 23, 2018, are deemed to be the same as of January 1, 2017, December 31, 2017 and September 30, 2018 for purposes of calculating the stock-based compensation expense.

16